Exhibit 10.9

SUBORDINATED SECURED PROMISSORY NOTE

$465,000.00	May 20, 2015

New York County, New York

1.	PROMISE TO PAY. FOR VALUE RECEIVED, Creative Realities, Inc., a Minnesota corporation (the “Maker”), hereby promises to pay to Slipstream Communications, LLC, a Delaware limited liability company, or its assigns (the “Holder”), the principal amount of Four Hundred Sixty-Five Thousand and No/100 Dollars ($465,000.00) (the “Principal Amount”). Except as set forth below, all payments shall be made at the direction of Holder.

2.	INTEREST. The Principal Amount of this Note will bear interest at the per annum rate of twelve percent (12%), one-half of which accrued interest shall be payable in cash and one-half of which accrued interest shall be added to the Principal Amount of this Note. Accrued but unpaid interest under this Note will be paid by Maker to Holder on a quarterly basis within ten business days of the end of each calendar quarter. Notwithstanding the foregoing, from and after a Default, as defined in Section 5 below, interest shall accrue on the Default Principal at the per annum rate of fourteen percent (14%).

3.	SECURITY. Maker hereby grants Holder, as collateral security for all obligations under this Note, a second lien security interest in the accounts receivable of Maker. This security interest shall be second in priority after the grant made to Mill City Ventures III, Ltd.

4.	CONVERSION OR PAYMENT AT MATURITY. The entire Principal Amount of this Note, and all other sums owing hereunder (including accrued but unpaid interest), will be due and payable on the one-year anniversary of the date of this Note; provided, however, that the entire Principal Amount under this Note, together with all other sums owing hereunder (including accrued but unpaid interest) (collectively, the “Conversion Amount”), shall be convertible into other securities of the Maker as specified below:

(i)	At any time prior to maturity, at the election of the Holder (made through a writing signed by the Holder and delivered to the Maker), the Conversion Amount may be converted into Series A 6% Convertible Preferred Stock of the Maker, together with common stock purchase warrants on the same economic basis as those earlier sold on August 18, 2014 (the “Preferred Offering”) (with the understanding that shares of common stock issuable upon any conversion of the Series A 6% Convertible Preferred Stock of the Maker, and the shares of common stock issuable upon any exercise of common stock purchase warrants, will constitute “Registrable Securities” under, and as defined in, that certain Securities Purchase Agreement of the Maker and the purchasers of preferred stock dated as of August 18, 2014, the form of which was filed by the Maker on August 22, 2014, with the United States Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K (the “Series A Purchase Agreement”), and the Holder will thereupon have the same registration rights with respect to such Registrable Securities as set forth in the Series A Purchase Agreement). In the event of a conversion of this Note into Series A 6% Convertible Preferred Stock, the Maker and Holder shall execute and deliver such additional documentation as may be reasonably requested by either party to fulfill the intents and purposes of causing the common stock into which the Series A 6% Convertible Preferred Stock is convertible and the common stock issuable upon exercise of the related warrants to be treated as “Registrable Securities” in the manner described above.

(ii)	If the Maker obtains gross proceeds, in one or a series of related financing transactions, aggregating to at least $3,000,000 of debt financing (a “Qualifying Financing”), then Holder must, within five business days thereafter, either—

a.	convert the Conversion Amount, together with an additional conversion premium equal to 25% of the then-outstanding Principal Amount, into those debt securities offered and sold in the Qualifying Financing (in which case the Holder must execute and deliver with the Maker the substantially identical purchase documentation as involved in the Qualifying Financing and surrender this Note to the Maker); or

b.	convert the Conversion Amount, together with an additional conversion premium equal to 25% of the then-outstanding Principal Amount, into debt securities of the Maker that are subordinated to those debt securities offered and sold in the Qualifying Financing (in which case the Holder must execute and deliver customary purchase documentation with the Maker and surrender this Note to the Maker); provided, however, that any such subordinated debt securities shall include (i) an interest rate equal to the higher of the rate of interest provided for in the Qualifying Financing or the rate of interest provided for under this Note, and (ii) continued quarterly payments of accrued but unpaid interest.

c.	Any election by Holder under this paragraph (ii) shall be made pursuant to a writing signed by Holder and delivered to the Maker.

5.	DEFAULT. A default shall be deemed to have occurred under this Note if (each a “Default”): (i) Maker fails to comply with any of the terms of this Note, which failure continues uncured for more than ten days after written notice thereof to Maker; (ii) Maker should dissolve; (iii) Maker commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of its or any part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; (iv) an involuntary case or other proceeding shall be commenced against Maker seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 45 days; or (v) an event of default occurs under any of the agreements by and between Maker and Mill City Ventures III, Ltd. In the event of Default, Holder shall have the remedies provided for in this Note under Section 5.

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6.	REMEDIES UPON DEFAULT. In the case of a Default, then 125% of the entire Principal Amount (the “Default Principal”), together with all accrued but unpaid interest on the Principal Amount, shall (upon demand made to Maker) become due and payable on said date. In addition, as set forth in Section 2 above, the Default Principal shall, from and after the date of acceleration as demanded by Holder, accrue interest at the Default Rate. The remedies of Holder as provided herein shall be cumulative and concurrent with all other remedies provided by law or in equity, and such remedies may be pursued singly, successively or together at the sole direction of Holder and may be exercised as often as occasion therefor shall arise. Holder reserves all other rights and remedies available to Holder under this Note and applicable law.

7.	WAIVERS. Maker hereby waives demand, presentment, notice of non-payment, dishonor, protest, and notice of protest. Holder’s failure to exercise its option to accelerate this Note or any other remedy upon a Default shall not constitute a waiver of Holder’s right to exercise such option thereafter.

8.	COVENANTS.

(i)	Without the express written consent of the Holder or unless as part of a Qualifying Financing, the Maker will not issue any debt securities, either senior in right of payment or in respect of the collateral security granted hereunder, during such time as this Note remains outstanding.

(ii)	During such time as any amounts remain owing under this Note, Maker shall not declare or pay any cash dividends on common stock of Maker or redeem any shares of capital stock of Maker.

9.	INDEMNITY & RELEASE.

(i)	As an inducement to make the loan evidenced by this Note, the Maker hereby agrees to indemnify and hold harmless Holder and all of its affiliated entities, including but not limited to Pegasus Capital Advisors, L.P., Pegasus Partners IV, L.P., and each of their respective predecessors, successors, affiliates, parents, controlling persons or entities, subsidiaries, directors, officers, managers, partners, employees, members, advisors, consultants, investors, representatives, attorneys, agents and assigns (collectively, the “Indemnified Parties”), from and against any legal claims brought against them and relating in any way to their ownership or investment in the Maker (including the investment evidenced by this Note) or to the merger agreement and related transaction by and among the Maker, Creative Realities, LLC and WRT Acquisition, LLC; provided, however, that the Maker shall not be obligated hereunder to indemnify any Indemnified Parties for claims involving intentional fraud or embezzlement relating to any of the above-identified matters, or for any actions or omissions constituting bad faith, gross negligence or wilful misconduct.

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(ii)	In addition, the Maker hereby fully and finally releases and waives to the maximum extent permitted by applicable law the following legal and equitable claims against the Indemnified Parties up to the moment that the Maker signs and delivers this Note (except as described in the proviso at the end of this sentence): all claims the Maker has now, whether or not the Maker now knows about or suspects the claims, relating in any way to (a) the ownership or investment in the Maker (including the investment evidenced by this Note) by the Indemnified Parties or (b) the merger agreement and related transaction by and among the Maker, Creative Realities, LLC and WRT Acquisition, LLC; provided, however, that the Maker is not hereby releasing any Indemnified Parties from any claims, or any rights to sue such parties, relating to conduct constituting intentional fraud or embezzlement.

10.	COLLECTION COSTS. Maker shall pay all reasonable costs and expenses of collection, including without limitation all court costs and reasonable attorneys’ fees incurred in collecting amounts due under this Note, or in exercising or defending, or obtaining the right to exercise, the rights of Holder under this Note, whether or not suit is brought, and in foreclosure, in bankruptcy, insolvency, arrangement, reorganization and other debtor-relief proceedings, in probate, in other court proceedings, or otherwise, whether or not Holder prevails therein.

11.	GENERAL PROVISIONS. This Note may not be modified, amended or terminated unless in writing signed by Maker and Holder. This Note will be construed and interpreted in accordance with the laws of the State of New York without regard to its conflicts-of law-principles. This Note is binding upon and inures to the benefit of Make and Holder and their respective heirs, executors, administrators, successors and permitted assigns. Nevertheless, this Note is non-negotiable and non-delegable and neither any rights nor any obligations under this Note may be assigned by Holder or Maker without the prior written consent of the other. The Maker hereby represents and warrants to the Holder that the Maker has obtained any necessary consents or waivers of restrictive covenants from third parties, including without limitation the holders of issued and outstanding Series A 6% Convertible Preferred Stock. Any written notices or elections hereunder shall be delivered to the Holder at __________________________, and to the Maker at 55 Broadway, 9th Floor, New York, NY 10006 (copy to Maslon LLP, attention Paul D. Chestovich, 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402).

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ACCORDINGLY, this Subordinated Secured Promissory Note is effective as of the date first written above.

MAKER:

CREATIVE REALITIES, INC.

By:	/s/ John Walpuck
John Walpuck
Chief Financial Officer and
interim Chief Executive Officer